EXHIBIT 10(b)



                               AMENDMENT NO. 1

                                    TO THE

                            BOB EVANS FARMS, INC.

                                AND AFFILIATES

                             401K RETIREMENT PLAN





















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            WHEREAS, Bob Evans Farms, Inc. ("Employer") has adopted the Bob
Evans Farms, Inc. and Affiliates 401K Retirement Plan ("Plan"); and

            WHEREAS, the Plan provides that the Employer may amend the Plan from time to time; and

            WHEREAS, the Employer desires to amend the Plan in certain respects;

            NOW, THEREFORE, the Plan is amended as follows:

            1. The definition of "Entry Date" contained in Article I shall be deleted in its entirety and the following shall be substituted therefor:

      "Entry Date

            'Entry Date' means the first business day following the 15th day of each month during the Plan Year."

            2. The definition of "Valuation Date" contained in Article I shall be deleted in its entirety and the following shall be substituted therefor:

      "Valuation Date

            'Valuation  Date' means the last day of each month during the Plan
      Year,  or  more   frequently  if  determined  to  be  necessary  by  the
      Committee."

            3. Section 2.01 shall be amended by deleting the second paragraph in its entirety and by substituting the following therefor:

      "To be eligible to make Participant deferrals, a Participant must enroll with the Plan's record keeper and agree to make contributions to the Plan, authorize the Employer to withhold such contributions from his Compensation and pay the same to the Trustee and designate a Beneficiary. An Employee who declines to make Participant deferrals at the time when he is initially eligible shall be a Participant for all

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      other purposes of the Plan and may elect to make  Participant  deferrals effective as of the first day of the payroll period beginning on or after the 15th day of any succeeding calendar month, provided the Employee enrolls with the Plan record keeper within the time period required by the Committee."

            4. Section 3.01 shall be deleted in its entirety and the following shall be substituted therefor:

      "3.01.  Contribution of Participant Deferrals

            (a) Each Participant may elect for each Plan Year to defer a portion of his Compensation, not to exceed the lesser of 15% of such Compensation or the maximum amount permitted under Section 402(g) of the Code, taking into account elective deferrals made under other qualified cash or deferred arrangements in which the Participant participates, and have such deferred amount contributed by the Employer to his Employee Deferral Account.

            (b) A Participant's election to make Participant deferrals shall be effective as of the date on which the Participant enrolls with the Plan's record keeper.

            (c) A Participant's Participant deferral percentage will remain in effect, notwithstanding any change in his Compensation, until he elects to change such percentage. As of the first day of the payroll period beginning on or after the 1st day of any calendar month, a Participant may elect to change his deferral percentage, provided such election is made with the Plan's record keeper within the time prescribed by the Committee. A Participant who has elected a deferral percentage for a prior calendar month who fails to change such percentage for a subsequent calendar month shall be deemed to have kept his prior deferral percentage in effect for such subsequent calendar month.

            A Participant may suspend his Participant deferrals at any time during a Plan Year, provided he notifies the Plan's record keeper in the manner and within the time prescribed by the Committee. A Participant who suspends his Participant deferrals shall be referred to as an Inactive Participant and shall be ineligible to rejoin the Plan until such time as he again elects to resume his Participant deferrals.

            (d) Participant deferrals under this section shall be made by payroll deductions authorized by the Participant and shall be contributed to the Plan by the Employer. Participant deferrals constitute Employer contributions under the Plan and are intended to qualify as elective contributions under Code Section 401(k). Amounts

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      allocated to a Participant's  Employee  Deferral  Account shall be fully vested in such Participant and nonforfeitable at all times. The salary-deferral arrangement of this Plan and any other plans of the Employer [which include a cash or deferred arrangement under Section 401(k) of the Code and which are considered one plan for purposes of
      Section 401(a)(4) or Section 410(b) of the Code] shall be treated as one salary-deferral arrangement for purposes of applying the provisions of this Article III.

            (e) In the event a Participant notifies the Committee in writing by any March 1 that, with respect to the previous calendar year, such Participant has made elective Participant deferrals in excess of the maximum amount permitted under Section 402(g)(5) of the Code for such calendar year (taking into account for this purpose the aggregate salary deferrals made by the Participant to all qualified cash or deferred arrangements in which he participates), then the Committee shall return to such Participant by the next following April 15 the amount specified in such written notification of his Participant deferral contributions to the Plan during the previous calendar year, together with allocable earnings thereon. In the event that Participant's elective deferrals exceed the maximum amount permitted under Section 402(g)(5) as a result of deferrals which arise solely from deferrals made to this Plan and other plans sponsored by the Employer and its Affiliates, the Committee shall return any excess deferrals to such Participant by the April 15 following the end of the Plan Year in which such excess deferrals occurred. No notice is required pursuant to this paragraph (e) with respect to excess Participant deferrals which arise solely from deferrals made to this Plan and other plans sponsored by the Employer and its Affiliates.

            (f) Notwithstanding any provision contained herein, to the extent that, during any payroll period, the total payroll deductions elected by a Participant [including any payroll deductions under Section 401(k) and 125 of the Code] exceed the amount payable to such Participant which is subject to income tax withholding, then no payroll deductions shall be made for such payroll period. Therefore, in such a case, no Participant deferrals shall be made to the Plan on behalf of such Participant for such payroll period."

            5. Effective January 1, 1996, paragraph (c) of Section 3.02 shall be deleted in its entirety and the following shall be substituted therefor:

            "(c) Matching Contributions. Each Plan Year, the Employer may make a matching contribution to the Plan on behalf of each Participant who makes Participant deferrals pursuant to Section 3.01. The amount of this matching contribution, if any, shall be determined in the discretion of the Board of Directors of the Employer. Contributions made pursuant to

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      this paragraph shall be allocated to the Employer Matching Contributions
      Account of Participants who both (i) made Participant deferrals during the Plan Year for which such matching contribution is made by the Employer; and (ii) are employed by the Employer or an Affiliate on the last day of such Plan Year. Any amounts contributed by the Employer pursuant to this paragraph shall be paid on an annual basis to the Trustee."

            6. Section 4.03 shall be deleted in its entirety and the following shall be substituted therefor:

       "4.03.  Allocation of Net Gains or Losses; Crediting of Accounts

            As of each Valuation Date, the fair market value of the Trust Fund shall be determined in accordance with Section 5.04. The net increase or decrease in such values resulting from the investment of the assets therein and from administrative expenses charged to the Trust Fund, if any, pursuant to Section 8.07 shall be apportioned to each Participant's Account in proportion to the value thereof as of the last preceding Valuation Date."

            7. Sections 5.02 and 5.03 shall be deleted in their entirety and the following shall be substituted therefor:

      "5.02.  Investment Fund Options

            The Committee shall establish and maintain one or more Investment Funds for the investment of Participant contributions under the Plan. Each sum credited to a Participant's Employee Deferral Account and Rollover Account shall be invested in such Investment Funds by the Trustee pursuant to directions received by the Committee through the Plan's record keeper from the Participant. Rules and regulations relating to Participant investment directions, including, but not limited to, the manner in which such directions shall be given, the frequency with which such directions may be given and the minimum percentage of a Participant's Account that may be invested in a particular Investment Fund, shall be determined, from time to time, by the Committee.

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      5.03.  Investment of Employer Contributions

            Amounts credited to the Employer Profit Sharing Contributions Accounts of all Participants shall be invested by the Trustee in accordance with the provisions of the Trust Agreement. Amounts credited to the Base Contributions Accounts and the Employer Matching Contributions Accounts of all Participants shall be invested by the Trustee in the Investment Funds designated by the Committee."

            8. Section 6.01 shall be amended by changing the reference to "Section 3.01(f)" in the first line of such section to "Section 3.01(e)".

            9. Section 6.02 shall be amended by adding "(through the Plan's record keeper)" after the word Committee in the first line thereof.

            10. Article VI shall be further amended by re-designating  Section
6.03 as Section 6.04 and by adding a new Section 6.03 to read as follows:

      "6.03.  Distribution of Rollover Contributions

            A Participant may withdraw from the Trust Fund, as of any Valuation Date, all of his Rollover Account or any portion thereof which would not reduce the amount in such Account to less than $500. Upon receipt of a request for withdrawal of a portion of such Rollover Account which would reduce it to less than $500, the Trustee will distribute the entire amount of the Participant's Rollover Account."


            IN WITNESS WHEREOF, the undersigned has executed this amendment effective as of July 1, 1996, unless otherwise specifically stated herein.

                             BOB EVANS FARMS, INC.



                                       By: /s/ R. Lindsay Borden
                                           ____________________________________

                                       Title: Vice President, Administration
                                              Benefits & Risk Management

Date: July 23, 1996

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                                  Schedule A


                                      to

                                Exhibit 10(e)


                 Agreements  between Bob Evans Farms, Inc. and certain
            of the executive officers of Bob Evans Farms, Inc. substantially identical to Agreement, dated February 24, 1989, between Daniel E. Evans and Bob Evans Farms, Inc.


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     On the dates indicated  below, Bob Evans Farms,  Inc. (the  "Registrant")
entered  into  Agreements  with  the  executive  officers  of  the  Registrant
identified  below,  which  Agreements  are  substantially   identical  to  the
Agreement, dated February 24, 1989, between the Registrant and Daniel E. Evans, Chairman of the Board, Chief Executive Officer and Secretary of the Registrant, a copy of which was included as Exhibit 10(g) to the Registrant's Annual Report on Form 10-K for the fiscal year ended April 28, 1989 and has been incorporated into Exhibit 10(e) to the Registrant's Annual Report on Form 10-K for the fiscal year ended April 26, 1996 (the "1996 Form 10-K") by reference. Each of the Agreements had an initial term of approximately one year (which was, and will continue to be, automatically extended for one-year periods unless either party gives notice of his, her or its decision not to renew).

     In accordance with Rule 12b-31 promulgated under the Securities Exchange Act of 1934 and Item 601(b)(10)(iii) of Regulation S-K, the following table identifies those executive officers of the Registrant with whom the Registrant has entered into Agreements similar to that included as Exhibit 10(e) to the 1996 Form 10-K:

                                Date of Original        Current Offices Held
           Name                    Agreement            with the Registrant
_______________________   ________________________   __________________________
Donald J. Radkoski         February 24, 1989          Group Vice President
                                                      - Finance Group,
                                                      Treasurer and Chief
                                                      Financial Officer

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Stewart K. Owens           February 24, 1989          President and Chief
                                                      Operating Officer

Larry C. Corbin            February 24, 1989          Executive Vice
                                                      President - Restaurant
                                                      Operations Group

Roger D. Williams          February 24, 1989          Executive Vice
                                                      President - Food
                                                      Products/Marketing/
                                                      Purchasing/Technical
                                                      Services Group

Howard J. Berrey           February 24, 1989          Group Vice President -
                                                      Real Estate/
                                                      Construction &
                                                      Engineering Group

James B. Radebaugh         June 12, 1990              Group Vice President -
                                                      Administration & Human
                                                      Resources Group

Joseph B. Crace            July 21, 1992              Group Vice President -
                                                      Specialty Products &
                                                      Business Development
                                                      Group

Mary L. Cusick             September 5, 1990          Vice President -
                                                      Corporate Communications


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